Exhibit 10.5

PLEDGE AND SECURITY AGREEMENT

(Company)

THIS SECURITY AGREEMENT (the “Company Security Agreement”) is made and dated as of November 13, 2003 by and between DOLLAR FINANCIAL GROUP, INC., a New York corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Administrative Agent”) for itself and the Lenders under (and as that term and capitalized terms not otherwise defined herein are defined in) that certain Amended and Restated Credit Agreement dated of even date herewith by and among Company, the Parent, the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders from time to time party thereto (as amended, extended and replaced from time to time, the “Credit Agreement”).

RECITALS

A.                                   Pursuant to the Credit Agreement the Lenders have agreed to extend credit to the Company from time to time.

B.                                     As a condition precedent to the Lenders’ obligation to extend credit under the Credit Agreement and as security for the payment and performance of the Obligations, Company is required to execute and deliver this Company Security Agreement, which amends and restates in its entirety that certain Amended and Restated Pledge and Security Agreement dated as of May 31, 2002 by and among the Company and the Administrative Agent (the “Existing Security Agreement”), and to pledge and to grant to the Administrative Agent on behalf of itself and the Lenders (collectively, the “Secured Parties”) and to create a security interest in certain property of Company, as hereinafter provided.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.                                       Appointment of Administrative Agent.  Pursuant to Paragraph 10(a) of the Credit Agreement, each Lender has appointed the Administrative Agent as its agent hereunder.  The Administrative Agent shall act as secured party, agent, bailee and custodian for the exclusive benefit of the Secured Parties with respect to the Company Collateral (as defined below).  The Administrative Agent hereby accepts such appointment and agrees that the Administrative Agent will act with respect to the Company Collateral for the exclusive benefit of the Secured Parties and is not, and shall not at any time in the future be, subject with respect to the Company Collateral, in any manner or to any extent, to the direction or control of the Company except as expressly permitted hereunder, under the other Loan Documents or as required by law.  The Administrative Agent shall act in accordance with this Company Security Agreement and in accordance with any written instructions properly delivered pursuant hereto.

2.                                       Reaffirmation; Grant of Security Interest.  Company hereby:  (a) confirms the continuing first priority and perfection of the pledge and security interest in the “Borrower

Collateral” (as defined in the Existing Security Agreement) granted to the Administrative Agent under the Existing Security Agreement as to all Obligations which arose under the Existing Credit Agreement and which have automatically been deemed Obligations outstanding under the Credit Agreement, and (b) pledges, assigns and grants to the Administrative Agent, for the pro rata, pari passu benefit of the Lenders in accordance with the outstanding Obligations from time to time owing to them respectively, a security interest in the property described in Paragraph 3 below (collectively and severally, the “Company Collateral”) to secure payment and performance of the obligations of Company described in Paragraph 5 below (collectively and severally, the “Company Obligations”).

3.                                       Company Collateral.  The Company Collateral shall consist of all right, title and interest of Company in and to the following:

(a)                                  All shares of capital stock of each now existing and hereafter formed or acquired direct Subsidiary of Company, now owned and hereafter acquired by Company, together with all new, substituted and additional securities at any time issued with respect thereto (collectively and severally, the “Pledged Shares”, with all the Pledged Shares in existence as of the date hereof being listed and described on Schedule 1 hereto) and all voting or other rights now or hereafter exercisable and all cash and noncash dividends and all other property now or hereafter receivable with respect to any of the foregoing; provided, however, that with respect to each such Subsidiary of Company which is a Foreign Subsidiary, the Pledged Shares shall include shares which constitute only sixty-five percent (65%) of the voting capital stock of such Subsidiary;

(b)                                 All now existing and hereafter arising rights of the holder of Pledged Shares with respect thereto, including, without limitation, all voting rights and all rights to cash and noncash dividends and other distributions on account thereof;

(c)                                  All of Company’s right, title and interest in and to (but not Company’s obligations under) all now existing and hereafter arising contracts and agreements to which Company is party (with any contracts or agreements to which Company is party in effect as of the date hereof requiring Company or any of its Affiliates to make payments in excess of $50,000.00 in any calendar year listed on Schedule 2 hereto), in each case as such agreements may be amended, supplemented or otherwise modified from time to time (such agreements, as so amended, supplemented or modified, individually, an “Assigned Agreement”, and collectively, the “Assigned Agreements”), including, without limitation, all rights of Company to receive moneys due and to become due under or pursuant to the Assigned Agreements, all rights of Company to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, all claims of Company for damages arising out of or for breach of or default under the Assigned Agreements, and all rights of Company to terminate, amend, supplement or modify the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; provided, however, that with respect to any such contract or agreement where the grant of a security interest in Company’s right, title and interest therein is prohibited by the terms thereof, or would give any other party the right to terminate its obligations thereunder, or is not permitted because any necessary consent to such grant has not been obtained, the Collateral shall include only the rights of

Company to receive moneys due and to become due, if any, under or pursuant to such contract or agreement;

(d)                                 All now existing and hereafter arising accounts, chattel paper, documents, instruments, letter of credit rights, commercial tort claims, and general intangibles (as those terms are defined in the California Uniform Commercial Code as in effect from time to time) of Company, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of Company now or hereafter arising in and to all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such accounts, chattel paper, documents, instruments, letter of credit rights, commercial tort claims, and general intangibles, including each note receivable referred to in Schedule 3 attached hereto (any and all such accounts, chattel paper, documents, instruments, letter of credit rights, commercial tort claims, and general intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases and other contracts being the “Related Contracts”);

(e)                                  All inventory of Company, now owned and hereafter acquired, wherever located, including, without limitation, all merchandise, goods and other personal property which are held for sale or lease or leased by Company or to be furnished under a contract of service, all raw materials, work in process, materials used or consumed in Company’s business and finished goods, all goods in which Company has an interest in mass or a joint or other interest or gifts of any kind (including goods in which Company has an interest or right as consignee), and all goods which are returned to or repossessed by Company, together with all additions and accessions thereto and replacements therefor and products thereof and documents therefor (any and all of the foregoing being the “Inventory”);

(f)                                    All equipment of Company, now owned and hereafter acquired, wherever located, and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, including, without limitation, all machinery, tools, dies, blueprints, catalogues, computer hardware and software, furniture, furnishings and fixtures (any and all of the foregoing being the “Equipment”);

(g)                                 All now existing and hereafter acquired Intellectual Property Collateral owned by Company or used in Company’s business; provided, however, that with respect to any Intellectual Property Collateral where the grant of a security interest in Company’s right, title and interest therein is prohibited by the terms thereof, or would give any other party the right to terminate its obligations thereunder, or is not permitted because any necessary consent to such grant has not been obtained, the Collateral shall include only the rights of Company to receive moneys due and to become due, if any, under or pursuant to such Intellectual Property Collateral;

(h)                                 All deposit accounts, now existing and hereafter arising or established, maintained in Company’s name with any financial institution, including, without limitation, those accounts described more particularly on Schedule 4 attached hereto, and any and all funds at any time held therein and all certificates and instruments, if any, from time to time representing, evidencing or deposited into such accounts, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(i)                                     All now existing and hereafter acquired books, records, writings, data bases, information and other property relating to, used or useful in connection with, embodying, incorporating or referring to, any of the foregoing Company Collateral;

(j)                                     All other property of Company (other than any capital stock of any Foreign Subsidiary not pledged under Paragraph 3(a) above) now or hereafter in the possession, custody or control of the Administrative Agent, and all property of Company (other than any capital stock of any Foreign Subsidiary not pledged under Paragraph 3(a) above) in which the Administrative Agent now has or hereafter acquires a security interest;

(k)                                  All now existing and hereafter acquired cash and cash equivalents held by Company not otherwise included in the foregoing Collateral; and

(l)                                     All products and proceeds of the foregoing Company Collateral.  For purposes of this Company Security Agreement, the term “proceeds” shall have the meaning provided in the California Uniform Commercial Code as in effect from time to time, and also includes any voluntary or involuntary disposition, and all rights to payment, including return premiums, with respect to any insurance.  Notwithstanding the foregoing, the Company Collateral shall not include the leasehold interest in any equipment, nor any equipment acquired under purchase money financing permitted under the Credit Agreement, if the granting of a security interest therein would violate the terms of the lease or financing documents.

Notwithstanding the foregoing, to the extent that granting the security interest contemplated hereby in any rights, property or assets of the Company that are subject to Liens permitted by the Credit Agreement or the other Loan Documents would violate or result in a breach by Company under, or confer upon any other party the right to terminate, the documents, instruments or agreements governing such Liens, so long as such documents, instruments, and agreements are in effect, the Company Collateral shall include only the rights of Company to receive moneys due and to become due, if any, under or pursuant to such contract or agreement.

4.                                       Intellectual Property Collateral.  For purposes of this Company Security Agreement, the terms set forth below shall have the following meanings:

“Computer Hardware and Software Collateral” means:

(a)           All of Company’s computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

(b)                                 All of Company’s software programs (including both source code, object code and all related applications and data files), whether now owned, licensed or leased or hereafter acquired by Company, designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c)                                  All firmware associated therewith;

(d)                                 All documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

(e)                                  All rights with respect to all of the foregoing, including, without limitation, any and all of Company’s copyrights, licenses, options, warranties, service contracts, program services, test rights, renewal rights and indemnifications and any substitutions, replacements, additions or model conversions of any of the foregoing.

“Copyright Collateral” means all copyrights and all semi-conductor chip product mask works of Company, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including, without limitation, all of Company’s right, title and interest in and to all copyrights and mask works registered in the United States Copyright Office or anywhere else in the world and also including, without limitation, the copyrights and mask works (if any) referred to in Schedule 5 attached hereto, and all applications for registration thereof, whether pending or in preparation, all copyright and mask work licenses, including, without limitation, each copyright and mask work license referred to in Schedule 5 attached hereto, the right of Company to sue for past, present and future infringements of any thereof, all rights of Company corresponding thereto throughout the world, all extensions and renewals of any thereof and all proceeds of the foregoing,  including, without limitation, licenses, royalties, income, payments, claims damages and proceeds of suit.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Patent Collateral” means:

(a)                                  All of Company’s letters patent and applications for letters patent throughout the world, including all of Company’s patent applications in preparation for filing anywhere in the world and with the United States Patent and Trademark Office and including, without limitation, each patent and patent appellation referred to in Schedule 6 attached hereto;

(b)                                 All of Company’s patent licenses, including, without limitation, each patent license referred to in Schedule 6 attached hereto;

(c)                                  All reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clauses (a) and (b); and

(d)                                 All proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringements suits), the right of Company to sue third parties for past, present or future infringements of any patent or patent application of Company, including any patent or patent applications referred to in Schedule 6 attached hereto, and for breach of enforcement of any patent license, including any patent, license referred to in Schedule 6 attached hereto, and all rights corresponding thereto throughout the world.

“Trademark Collateral” means:

(a)                                  All of Company’s trademarks, trade names, corporate names, business names, fictitious business names, trade styles, service marks, certification makers, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including, without limitation, those Trademarks (if any) referred to in Schedule 7 attached hereto;

(b)                                 All of Company’s Trademark licenses, including, without limitation, each Trademark license (if any) referred to in Schedule 7 attached hereto;

(c)                                  All reissues, extensions or renewals of any of the items described in clauses (a) and (b);

(d)                                 All of the goodwill of the business of Company connected with the use of, and symbolized by the items described in, clauses (a) and (b), and

(e)                                  All proceeds of, and rights of Company associated with, the foregoing, including any claim by Company against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Schedule 7 attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

“Trade Secrets Collateral” means common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of Company (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, including each Trade Secret license referred to in Schedule 8 attached hereto, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

5.                                       Company Obligations.  The Company Obligations secured by this Company Security Agreement shall consist of all Obligations of Company under the Credit Agreement and each other Loan Document to which Company is party, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred.

6.                                       Indemnification.  Company shall indemnify the Administrative Agent and its agents, officers and employees and hold the Administrative Agent and its agents, officers and employees harmless from and against any and all claims, losses, liabilities, penalties, actions, suits, judgments, costs, expenses and/or damages (including, without limitation, reasonable and documented attorneys’ fees and disbursements and special or consequential damages) of any kind whatsoever which may at any time be imposed on, assessed against or incurred by the Administrative Agent or its agents, officers and employees:  (1) in any way relating to or arising out of the Loan Documents to which Company is party or any documents contemplated by or referred to therein to which Company is party or the transactions contemplated thereby or any action taken or omitted to be taken by the Administrative Agent or its agents, officers and employees with respect to the foregoing; or (2) in any manner resulting from any action taken or omitted to be taken by the Administrative Agent or its agents, officers and employees with respect to the Company Collateral in accordance with written instructions given pursuant to the terms and provisions of this Company Security Agreement; provided, however, that under no circumstance shall Company be liable for any portion of any amount described in clause (1) or (2) above arising out of or resulting from the gross negligence or willful misconduct of the Administrative Agent.  The indemnification obligations of Company under this Paragraph 6 shall survive termination of this Company Security Agreement and payment in full of the Obligations.  Attorneys’ fees and disbursements incurred in enforcing, or on appeal from, a judgment pursuant hereto shall be recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Company Security Agreement and to survive and not be merged into such judgment.

7.                                       Company Remains Liable.  Anything herein to the contrary notwithstanding,

(a)                                  Company shall remain liable under the contracts and agreements included in the Company Collateral to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Company Security Agreement had not been executed;

(b)                                 The exercise by the Administrative Agent of any of its rights hereunder shall  not release Company from any of Company’s duties or obligations under any such contracts or agreements included in the Company Collateral; and

(c)                                  Neither the Administrative Agent nor any Lender shall have any obligation or liability under any such contracts or agreements included in the Company Collateral by reason of this Company Security Agreement, nor shall the Administrative Agent or any Lender be obligated to perform any of the obligations or duties of Company thereunder or to take action to collect or enforce any claims for payment assigned hereunder.

8.                                       Duties and Obligations of Company.

(a)                                  Company shall defend at its own costs:

(i)                                     Its rights in the Company Collateral, and

(ii)                                  The security interests of the Administrative Agent in and to the Company Collateral pursuant to this Company Security Agreement as a valid, perfected lien upon the Company Collateral.  Company covenants and agrees that it will have title to and right to pledge any other property at any time hereafter pledged to the Administrative Agent as Company Collateral under this Company Security Agreement.

(b)                                 Company will promptly notify the Administrative Agent of any attachment or other legal process levied against any of the Company Collateral and any information received by Company relating to the Company Collateral which could reasonably be expected to have a material adverse effect on the value of the Company Collateral or the rights and remedies of the Administrative Agent with respect thereto.

9.                                       Representations and Warranties of Company.   Company hereby represents and warrants to the Secured Parties as follows:

(a)                                  Location of Company Collateral, etc..  All of the Equipment, Inventory and lock boxes of Company are located at the places specified in Schedule 9 hereto.  None of the Equipment and Inventory of Company has, within the four months preceding the date of this Company Security Agreement, been located at any place other than the places specified in Schedule 9 hereto.  The jurisdiction in which the Company was organized, its place(s) of business, the chief executive office of Company, and the office(s) where Company keeps its books and records (including, without limitation, those concerning the Receivables) and all original copies of its Assigned Agreements are located as set forth on Schedule 9 hereto.  All payments due or to become due under or in connection with any Assigned Agreement shall be made directly to Company and shall be forthwith deposited by such Company into an account of Company listed on Schedule 4 hereto.  In the event any Receivables and rights to payment under Assigned Agreements are evidenced by a promissory note or other instrument, the same have been delivered to the Administrative Agent upon request or as otherwise required pursuant to the Loan Documents.  Except for the trade names listed on Schedule 7 hereto, Company has not used any other trade names.  Company has not been known by any legal name different from the one set forth on the signature page hereto, nor has Company been the subject of any merger or corporate reorganization (other than the merger pursuant to the Acquisition Agreement).  If Company is a party to any Federal, state or local government contract, Company shall duly comply with the terms of the Federal Assignment of Claims Act, to the extent required to perfect the first priority security interest in favor of the Administrative Agent.

(b)                                 Ownership, No Liens, etc.  Company owns the Company Collateral free and clear of any Lien, except for the security interest created by this Company Security Agreement and except as permitted by the Credit Agreement or the other Loan Documents.  No effective financing statement or other instrument similar in effect covering all or any part of the Company Collateral is on file in any recording office, except such as may have been filed in favor of the Administrative Agent relating to this Company Security Agreement and except as permitted by the Credit Agreement or the other Loan Documents.

(c)                                  Possession and Control.  Company has exclusive possession and control of all of its Equipment and Inventory.

(d)                                 Intellectual Property Collateral.  With respect to any Intellectual Property Collateral the loss, impairment or infringement of which is reasonably likely to result in a Material Adverse Effect: (i) such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part; (ii) such Intellectual Property Collateral is valid and enforceable; (iii) Company has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including, without limitation, recordations of all of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and in corresponding offices throughout the world and its claims to the Copyright Collateral in the United States Copyright Office and in corresponding offices throughout the world; (iv) Company is the owner of or has the right to use as used in its business such Intellectual Property Collateral, and no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party; and (v) Company has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of Intellectual Property Collateral in full force and effect throughout the world, as applicable.  Company owns directly or is entitled to use by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, necessary for or of importance to the conduct of Company’s business in any material respect.

(e)                                  Validity, etc.  This Company Security Agreement creates a valid first priority security interest in the Company Collateral, subject only to Liens permitted by the Credit Agreement or the other Loan Documents, securing the payment of the Company Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

(f)                                    Pledged Shares.   Company is (or, in the case of after-acquired Pledged Shares, at the time Company acquires rights therein, will be) the record and beneficial owner of, and has good and marketable title to the Pledged Shares.  The Pledged Shares constitute (or, in the case of after-acquired Pledged Shares, at the time Company acquires rights therein, will constitute) one hundred percent (100%) of the issued and outstanding shares of capital stock of all direct domestic Subsidiaries of Company and no less than sixty five percent (65%) of the issued and outstanding capital stock of the direct Foreign Subsidiaries, if any, of the Company, which Subsidiaries are accurately and completely listed on Schedule 1 attached hereto, and there are no outstanding options, warrants or other agreements with respect to such Pledged Shares except as provided in the Loan Documents.  The Pledged Shares owned by the Company on the date hereof have been validly issued and are fully paid and nonassessable.

10.                                 Certain Covenants.  Company covenants and agrees that, so long as any portion of the Company Obligations shall remain unpaid or any Lender shall have any obligation to extend credit under the Credit Agreement, Company will, unless the Administrative Agent shall otherwise consent in writing, perform the following obligations:

(a)                                  As to the Assigned Agreements.  Company shall, at its expense, (i) perform and observe all the terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements pledged or assigned by it hereunder in full force and effect, enforce such Assigned Agreements in accordance with their terms and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent except where failure to so act is not reasonably likely to result in a Material Adverse Effect; and (ii) furnish to the Administrative Agent promptly upon receipt thereof copies of all notices, request and other documents received by Company under or pursuant to the Assigned Agreements which are likely to have a material adverse effect on Company’s rights under any such Assigned Agreement, and from time to time (A) furnish to the Administrative Agent such information and reports regarding the Company Collateral pledged or assigned by it hereunder as the Administrative Agent may reasonably request and (B) upon reasonable request of the Administrative Agent make to each other party to any Assigned Agreement such demand and requests for information and reports or for action as Company is entitled to make thereunder.  In addition, if such action is reasonably likely to result in a Material Adverse Effect, Company shall not: (i) cancel or terminate any Assigned Agreement or consent to or accept any cancellation or termination thereof; (ii) give any consent, waiver or approval under any Assigned Agreement; (iii) waive any default under or breach of any Assigned Agreement; (iv) amend or otherwise modify any Assigned Agreement involving aggregate consideration of $100,000.00 or more; or (v) take any other action in connection with any Assigned Agreement.  Company agrees, and has effectively so instructed each other party to each Assigned Agreement pledged or assigned by it hereunder, that all payments due or to become due under or in connection with such Assigned Agreement shall be made directly to Company and Company agrees that all payments shall be forthwith deposited by Company into a deposit account of Company listed on Schedule 4 hereto.

(b)                                 As to Equipment and Inventory.  Company hereby agrees that it shall: (i) keep all the Equipment and Inventory (other than Inventory sold in the ordinary course of business) at the places therefore specified in Paragraph 9(a) above or, upon 30 days’ prior written notice to the Administrative Agent, at such other places in a jurisdiction where all representations and warranties set forth in Paragraph 9 (including Paragraph 9(f)) shall be true and correct, and all action required pursuant to the first sentence of Paragraph 10(h) below shall have been taken with respect to the Equipment and Inventory; (ii) except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, cause the Equipment to be maintained and preserved in the same condition, repair and working as when new, ordinary wear and tear excepted, and in accordance with any manufacturer’s manual; and forthwith, or in the case of any loss or damage to any of the Equipment, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements in connection therewith which are necessary or desirable to such end; and promptly furnish to the Administrative Agent a statement respecting any loss or damage to any of the Equipment; and (iii) promptly pay when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent the validity thereof is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside.

(c)                                  As to Receivables.  Company shall keep its place(s) of business and its chief executive office and the office(s) where it keeps its books and records (including those concerning the Receivables) and all original copies of its Assigned Agreements located, in each case, at its address specified in Paragraph 9(a) above, or, upon 30 days’ prior written notice to the Administrative Agent, at such other locations in a jurisdiction where all actions required by the first sentence of Paragraph 10(h) shall have been taken with respect to the Receivables and the Assigned Agreements; not change its name except upon 30 days’ prior written notice to the Administrative Agent; hold and preserve such records and chattel paper; and permit representatives of the Administrative Agent at any time during normal business hours upon reasonable notice to inspect and make abstracts from such records and chattel paper.  Until such time as the Administrative Agent shall notify Company that an Event of Default has occurred and is continuing Company shall, in accordance with its customary business practices, continue to collect, at its own expense, all amounts due or to become due to it under the Receivables; provided, however, that the Administrative Agent shall have the right, at any time after notice to Company from the Administrative Agent that an Event of Default has occurred and is continuing, to notify the account debtors or obligors under any Receivables of the assignment of such Receivables to the Administrative Agent and to direct such account debtors or obligors to make payment of all amounts due or to become due to Company thereunder directly to the Administrative Agent and, upon such notification and at the expense of Company, to enforce collection of any such Receivables, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Company might have done. After delivery to Company of the notice from the Administrative Agent referred to above: (i) all amounts and proceeds (including Instruments) received by Company in respect of any Receivables shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of Company, and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsements) to be held as cash collateral and applied as provided by this Company Security Agreement; and (ii) Company shall not, without the consent of the Administrative Agent, adjust, settle, or compromise the amount or payment of any Receivable, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.  After the occurrence and during the continuance of an Event of Default, and at other times with the consent of Company (not to be unreasonably withheld), (A) the Administrative Agent may in its own name or in the name of others communicate with account debtors in order to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables and (B) the Administrative Agent shall have the right, at Company’s expense, to make test verifications of the Receivables in any manner and through any medium that it considers advisable, and Company agrees to furnish all such assistance.

(d)                                 As to Collateral.  Until such time as the Administrative Agent shall notify Company of the revocation of such power and authority, which notice may be given by the Administrative Agent at any time if an Event of Default has occurred and is continuing, Company (i) will, at its own expense, endeavor to collect, as and when due in accordance with its customary practices, all amounts due with respect to any of the Company Collateral, including the taking of such action with respect to such collection as the Administrative Agent may reasonably request or, in the absence of such request, as Company may deem advisable, and (ii) may grant, in the ordinary course of business, to any party obligated on any of  the Company

Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Company Collateral and may extend or otherwise modify any Receivable. The Administrative Agent, however, may, at any time, after an Event of Default has occurred and is continuing, notify any parties obligated on any of the Company Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and enforce collection of any of the Company Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Administrative Agent, Company will, at its own expense, notify any parties obligated on any of the Company Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.  After an Event of Default has occurred and is continuing, the Administrative Agent is authorized to endorse, in the name of Company, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any of the Company Collateral.

(e)                                  As to Intellectual Property Collateral.  Company shall not, unless Company shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of the Patent Collateral is of negligible economic value to Company, or (ii) have a valid business purpose to do otherwise, do any act, or omit to do any act, whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable.  Company shall not, and Company shall not permit any of its licensees to, unless Company shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of the Trademark Collateral is of negligible economic value to Company, or (ii) have a valid business purpose to do otherwise, (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ all of the Trademark Collateral registered with any Federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral, (E) use any of the Trademark Collateral registered with any Federal or state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made, and (F) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable.  Company shall not, unless Company shall either reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of the Copyright Collateral or any of the Trade Secrets Collateral is of negligible economic value to Company, or have a valid business purpose to do otherwise, do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof.  Company shall notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding Company’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same.  In no event shall Company or any of its agents, employees, designees or licensees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and the goodwill and general intangibles of Company relating thereto or represented thereby.  Company shall take all necessary steps, including in any proceeding before the United States Patent and Trademark office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation thereof is a result of either (i) a reasonable and good faith determination by Company that the same is of negligible economic value to Company or (ii) a valid business purpose.  Company shall, contemporaneously herewith or from time to time hereafter, in each case as the Administrative Agent shall request, execute and deliver to the Administrative Agent such supplemental agreements for filing in the United Stated Patent and Trademark Office or United States Copyright Office, as applicable, as the Administrative Agent may require and shall execute and deliver to the Administrative Agent any other document required to acknowledge or register or perfect the Administrative Agent’s interest in any part of the Intellectual Property Collateral.

(f)                                    Insurance.  Company will maintain or cause to be maintained insurance of the type, in the amounts and with such insurance companies as required under the Credit Agreement. If an Event of Default has occurred and is continuing, all proceeds of all insurance maintained by Company and covering the Company Collateral shall be paid to the Administrative Agent for application to the payment in full of all outstanding Company Obligations.

(g)                                 Transfers and Other Liens.  Company shall not: (i) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Company Collateral, except Inventory in the ordinary course of business or as permitted by the Credit Agreement; or create or suffer to exist any Lien or other charge or encumbrance upon or with respect to any of the Company Collateral to secure Indebtedness of any Person or entity, except for the security interest created by this Company Security Agreement and except as permitted by the Credit Agreement or the other Loan Documents.

(h)                                 Further Assurances, etc.  Company agrees that, from time to time at its own expense, Company will promptly execute and deliver all further instruments and documents,

and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Company Collateral.  Without limiting the generality of the foregoing, Company will: (i) mark conspicuously each chattel paper included in the Receivables, and, at the request of the Administrative Agent after and during the continuance of an Event of Default, each Related Contract, each Assigned Agreement, and each of the Company’s records pertaining to the Company Collateral with a legend, in form and substance satisfactory to the Administrative Agent, indicating that such document, chattel paper, Related Contract, Assigned Agreement or Company Collateral is subject to the security interest granted hereby; (ii) if any Receivable shall be evidenced by a promissory note or other instrument, negotiable document or chattel paper, upon the request of the Administrative Agent, deliver and pledge to the Administrative Agent hereunder such promissory note, instrument, negotiable document or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent; (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices (including, without limitation, any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. 3727, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or desirable, or as the Administrative Agent may request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby; (iv) furnish to the Administrative Agent, from time to time as the Administrative Agent may reasonably request, statements and schedules further identifying and describing the Company Collateral and such other reports in connection with the Company Collateral as the Administrative Agent may reasonably request, all in reasonable detail.  With respect to the foregoing and the grant of the security interest hereunder, Company hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Company Collateral, without the signature of Company where permitted by law. A carbon, photographic or other reproduction of this Company Security Agreement or any financing statement covering the Company Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  Company will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Company Collateral pledged or assigned by it hereunder and such other reports in connection with such Company Collateral as the Administrative Agent may reasonably request, all in reasonable detail.  Company hereby covenants and agrees that it will deliver to the Administrative Agent a supplement to Schedule 2 to this Agreement promptly upon entering into any additional Assigned Agreement, and each such supplement shall thereupon become for all purposes a part of such Schedule 2.  Company hereby covenants and agrees that, upon the reasonable request of the Administrative Agent, it will open and maintain lockbox accounts with banks that enter into letter agreements standard and customary in financings of this type with Company and the Administrative Agent.

(i)                                     General Covenants.  Without limiting any of the foregoing covenants, Company agrees (a) unless Company shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of the Company Collateral is of negligible economic value to Company, or (ii) have a valid business purpose to do otherwise, to do all acts that may be necessary to maintain, preserve and protect the Company Collateral; (b) not to use or permit any Company Collateral to be used unlawfully or in material violation of any provision of the Credit Agreement, this Company Security Agreement, or any applicable statute, regulation or ordinance or any policy of insurance covering the Company Collateral; (c) to pay promptly when due all taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Company Collateral except those that are contested in good faith and for which appropriate reserves have been established; (d) upon the request of the Administrative Agent, to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings deemed necessary or appropriate by the Administrative Agent to perfect, maintain and protect its security interest hereunder and the priority thereof; (e) to appear in and defend any action or proceeding which may affect its title to or the Administrative Agent’s interest in any material part of the Company Collateral; (f) to keep separate, accurate and complete records of the Company Collateral and to provide the Administrative Agent with such records and such other reports and information relating to the Company Collateral as the Administrative Agent may reasonably request from time to time; (g) not to surrender or lose possession of (other than to the Administrative Agent or the “Bailee” acting under and as defined in the Bank Group/Senior Noteholder Intercreditor Agreement), sell, encumber, lease, rent, or otherwise dispose of or transfer any Company Collateral or right or interest therein except as herein provided or as permitted under the Credit Agreement or the other Loan Documents, and, to keep the Company Collateral free of all levies and security interests or other liens or charges except as permitted under the Credit Agreement or the other Loan Documents; and (h) to account fully for and promptly deliver to the Administrative Agent upon the request of the Administrative Agent, in the form received, all securities and instruments, including, without limitation, stock certificates, constituting Company Collateral hereunder and appropriate stock transfer powers endorsed in blank or to the Administrative Agent and all proceeds of the Company Collateral received in the form of instruments or securities, endorsed to the Administrative Agent as appropriate, and until so delivered all such proceeds shall be held by Company in trust for the Secured Parties, separate from all other property of Company and identified as the property of the Secured Parties.

11.                                 Authorized Action by the Administrative Agent.  Company hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to do (but the Administrative Agent shall not be obligated to and shall incur no liability to Company or any third party for failure so to do), at any time and from time to time following the occurrence of  an Event of Default which has not been expressly waived pursuant to the Credit Agreement, any act which Company is obligated by this Company Security Agreement to do, and to exercise such rights and powers as Company might exercise with respect to the Company Collateral, including, without limitation, the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Company Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Company Collateral; (c) insure, process and preserve the Company Collateral; (d) transfer the Company Collateral to its own or its nominee’s name; and (e) make any compromise or settlement, and take any action it deems advisable, with respect to the Company Collateral.  Company agrees to reimburse the Administrative Agent upon demand for any costs and expenses, including, without limitation, attorneys’ fees, the Administrative Agent may incur while acting as Company’s attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations secured hereby.  It is further agreed and understood between the parties hereto that such care as the Administrative Agent gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Company Collateral when in the Administrative Agent’s possession; provided, however, that the Administrative Agent shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Company Collateral.

12.                                 Administration of the Pledged Shares.  In addition to any provisions of this  Company Security Agreement which govern the administration of the Company Collateral generally, the following provisions shall govern the administration of the Pledged Shares:

(a)                                  Until there shall have occurred and be continuing an Event of Default, Company shall be entitled to vote or consent with respect to the Pledged Shares in any manner not inconsistent with this Company Security Agreement or any document or instrument delivered or to be delivered pursuant to or in connection with any thereof and to receive all dividends paid with respect to the Pledged Shares.  If there shall have occurred and be continuing an Event of Default and the Administrative Agent shall have notified Company that the Administrative Agent desires to exercise its proxy rights with respect to all or a portion of the Pledged Shares, Company hereby grants to the Administrative Agent an irrevocable proxy for the Pledged Shares pursuant to which proxy the Administrative Agent shall be entitled to vote or consent, in its discretion, and in such event Company agrees to deliver to the Administrative Agent such further evidence of the grant of such proxy as the Administrative Agent may request.

(b)                                 In the event that at any time or from time to time after the date hereof, Company, as record and beneficial owner of the Pledged Shares, shall receive or shall become entitled to receive, any dividend or any other distribution whether in securities or property by way of stock split, spin-off, split-up or reclassification, combination of shares or the like, or in case of any reorganization, consolidation or merger, and Company, as record and beneficial owner of the Pledged Shares, shall thereby be entitled to receive securities or property in respect of such Pledged Shares, then and in each such case, Company shall deliver to the Administrative Agent and the Administrative Agent shall be entitled to receive and retain all such securities or property as part of the Pledged Shares as security for the payment and performance of the Company Obligations; provided, however, that until there shall have occurred and be continuing an Event of Default, Company shall be entitled to retain any cash dividends paid on account of the Pledged Shares.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent is authorized to sell the Pledged Shares and, at any such sale of any of the Pledged Shares, if it deems it advisable to do so, to restrict the prospective bidders or purchasers to persons or entities who (1) will represent and agree that they are purchasing for their own account, for investment, and not with a view to the distribution or sale of any of the Pledged Shares; and (2) satisfy the offeree and purchaser requirements for a valid private placement transaction under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and under Securities and Exchange Commission Release Nos. 33-6383; 34-18524; 35-22407; 39-700; IC-12264; AS-306, or under any similar statute, rule or regulation (whether domestic or foreign). Company agrees that disposition of the Pledged Shares pursuant to any private sale made as provided above may be at prices and on other terms less favorable than if the Pledged Shares were sold at public sale, and that the Administrative Agent has no obligation to delay the sale of any Pledged Shares for public sale under the Act.  Company agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.  In the event that the Administrative Agent elects to sell the Pledged Shares, or part of them, and there is a public market for the Pledged Shares, in a public sale Company shall use its reasonable best efforts to register and qualify the Pledged Shares, or applicable part thereof, under the Act and all state Blue Sky or securities laws required by the proposed terms of sale and all expenses thereof shall be payable by Company, including, but not limited to, all costs of (i) registration or qualification of, under the Act or any state Blue Sky or securities laws or pursuant to any applicable rule or regulation issued pursuant thereto, any Pledged Shares, and (ii) sale of such Pledged Shares, including, but not limited to, brokers’ or underwriters’ commissions, fees or discounts, accounting and legal fees, costs of printing and other expenses of transfer and sale.

(d)                                 If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Pledged Shares, or any part thereof, Company will execute such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its reasonable best efforts to secure the same.

(e)                                  Nothing contained in this Paragraph 12 shall be deemed to limit the other obligations of Company contained in the Credit Agreement or this Company Security Agreement and the rights of the Administrative Agent and the other Secured Parties hereunder or thereunder.

13.                                 Default and Remedies.  Company shall be deemed in default under this  Company Security Agreement upon the occurrence of an “Event of Default” under (and as the term “Event of Default” is defined in) the Credit Agreement.  Upon the occurrence of any Event of Default which has not been expressly waived pursuant to the Credit Agreement, the Administrative Agent shall at the request and direction of the Lenders (which request and direction must be in writing if so requested by the Administrative Agent), without notice to or demand on Company, and in addition to all rights and remedies available to the Secured Parties, at law or in equity or otherwise, (a) foreclose or otherwise enforce the Administrative Agent’s security interest for the benefit of the Secured Parties in the Company Collateral in any manner permitted by law or provided for in this  Company Security Agreement; (b) sell or otherwise dispose of the Company Collateral or any part thereof at one or more public or private sales at any place or places, including, without limitation, any broker’s board or securities exchange, whether or not such Company Collateral is present at the place of sale, for cash or credit or future delivery on such terms and in such manner as the Administrative Agent may determine; (c) require Company to assemble the Company Collateral and/or books and records relating thereto and make such available to the Administrative Agent at a place to be designated by the Administrative Agent; (d) recover from Company all costs and expenses, including, without limitation, attorneys’ fees, incurred or paid by the Administrative Agent in exercising any right, power or remedy provided by this  Company Security Agreement or by law; (e) enter into property where any Company Collateral or books and records relating thereto are located and take possession thereof with or without judicial process; and (f) prior to the disposition of the Company Collateral, prepare it for disposition in any manner and to the extent the Administrative Agent deems appropriate.

Company shall be given ten (10) days’ prior notice of the time and place of any public sale or of the time after which any private sale or other intended disposition is to be made, which notice Company hereby agrees shall be deemed reasonable notice thereof. Upon any sale or other disposition pursuant to this  Company Security Agreement, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Company Collateral or portion thereof and transfer to the purchaser thereof the Company Collateral or portion thereof so sold or disposed of.  Each purchaser at any such sale or other disposition (including any Secured Party) shall hold the Company Collateral free from any claim or right of pledge of whatever kind, including any equity or right of redemption of Company and Company specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.

14.                                 Waiver of Hearing.  Company expressly waives any constitutional or other right to a judicial hearing prior to the time the Administrative Agent takes possession or disposes of the Company Collateral upon the occurrence of an Event of Default as provided in Paragraph 13 hereof.

15.                                 Cumulative Rights.  The rights, powers and remedies of the Administrative Agent and any of the Secured Parties under this Company Security Agreement shall be in addition to all rights, powers and remedies given to the Administrative Agent and any of the Secured Parties by virtue of any statute or rule of law, the Credit Agreement or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Administrative Agent’s and any of the Secured Parties’ security interest in the Company Collateral.

16.                                 Waiver.  Any forbearance or failure or delay by the Administrative Agent in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy of the Administrative Agent or any of the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by the Administrative Agent or such other Secured Party, as applicable. Company waives any right to require any Secured Party to proceed against any person or to exhaust any Company Collateral or to pursue any remedy in such Secured Party’s power.

17.                                 Setoff.  Company agrees that each Secured Party may exercise its rights of setoff with respect to the Obligations in the same manner as if the Obligations were unsecured.

18.                                 Miscellaneous Provisions.  The representations and warranties, covenants and agreements set forth in the Credit Agreement are incorporated in this Company Security Agreement by this reference.

19.                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS COMPANY SECURITY AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS COMPANY SECURITY AGREEMENT, EACH OF COMPANY AND THE ADMINISTRATIVE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF COMPANY AND THE

ADMINISTRATIVE AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS COMPANY SECURITY AGREEMENT.  EACH OF COMPANY AND THE ADMINISTRATIVE AGENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

20.                                 EACH OF COMPANY AND THE ADMINISTRATIVE AGENT WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS COMPANY SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF COMPANY AND THE ADMINISTRATIVE AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF COMPANY AND THE ADMINISTRATIVE AGENT FURTHER AGREES THAT ITS  RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS COMPANY SECURITY AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS COMPANY SECURITY AGREEMENT.

21.                                 Financing Statements.  Company hereby acknowledges and agrees that the Administrative Agent, in connection with the filing of any UCC financing statements necessary to perfect or maintain the perfection of its lien in the Company Collateral on behalf of the Secured Parties hereunder, may utilize a general description of the Company Collateral, such as “all now owned and hereafter acquired personal property of Company.”  Notwithstanding the foregoing, the Administrative Agent agrees to execute and deliver to Company (at no cost or expense to the Administrative Agent or Secured Parties), promptly upon the request of Company, such documents, instruments and agreements, including, without limitation, terminations and amendments to UCC financing statements, as Company may reasonably request to evidence the terminations and releases provided for by the Credit Agreement or to accurately describe the Company Collateral.

[Signature page following]

IN WITNESS WHEREOF, this Company Security Agreement is executed as of the day and year first above written.

DOLLAR FINANCIAL GROUP, INC.,
a New York corporation

By:	/s/ Donald Gayhardt
Donald Gayhardt, President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent

By:	/s/ Alex Y. Kim
Alex Y. Kim, Vice President

SCHEDULES AND EXHIBITS

Schedule 1	Pledged Shares

Schedule 2	Assigned Agreements

Schedule 3	Notes Receivable

Schedule 4	Deposit Accounts

Schedule 5	Copyrights and Copyright Licenses

Schedule 6	Patents and Patent Licenses

Schedule 7	Trademarks and Trademark Licenses

Schedule 8	Trade Secret Licenses

Schedule 9	Jurisdiction of Organization, Locations of Equipment, Inventory, Lockboxes, Places of Business, Chief Executive Office, Books and Records, and Assigned Agreements

Schedule 1

Pledged Shares

Name of Subsidiary	Number of Shares		Type of Stock	Certificate No.
Any Kind Check Cashing Centers, Inc.	100,000		Common	29
Check Mart of Louisiana, Inc.	100		Common	1
Check Mart of New Mexico, Inc.	100		Common	1
Check Mart of Pennsylvania, Inc.	100		Common	1
Check Mart of Texas, Inc.	100		Common	1
Check Mart of Wisconsin, Inc.	100		Common	1
DFG International, Inc.	100		Common	1
DFG World, Inc.	100		Common	2
Dollar Financial Insurance Corp.(1)	100		Common	3
Financial Exchange Company of Ohio, Inc.	500		Common	4
Financial Exchange Company of Pennsylvania, Inc.	1,000		Common	4
Financial Exchange Company of Pittsburgh, Inc.	100		Common	1
Financial Exchange Company of Virginia, Inc.	1,000		Common	2
Loan Mart of Oklahoma, Inc.	100		Common	1
Monetary Management Corporation of Pennsylvania, Inc.	10		Common	2
Monetary Management of California, Inc.	1,000		Common	1
Monetary Management of Maryland, Inc.	100		Common	1
Monetary Management of New York, Inc.	1,000		Common	2
Money Mart Express, Inc.	100		Common	1
Moneymart, Inc. (f/ka L.M.S. Development Corporation)	10	(2)	Common	A-1
Pacific Ring Enterprises, Inc.	666		Common	A-1
QTV Holdings, Inc.	100		Common	2

(1) In process of dissolution

(2) The outstanding stock certificate represents 1,000 shares in LMS Development Corporation (“LMS”), but when LMS was merged with and into Moneymart, Inc. (“Moneymart”) on January 9, 2001, each share of LMS was converted into 1/100 share of Moneymart.  No new certificate representing 10 shares in Moneymart, Inc. was issued.

Schedule 5

Copyrights and Copyright Licenses

The Company is the owner of the following federally registered copyright:

Dollar Financial Group, Inc.                                               TX-5-134-391

Schedule 6

Patents and Patent Licenses

None

Schedule 7

Trademarks and Trademark Licenses

The Company is the owner of the following federally registered trademarks:

Properties	Registration Number	Registration Date
FE Financial Exchange Company and Design	1,474,471	01/26/88 (Renewed 08/94)
QWICASH and design	1,667,837	12/10/91 (Renewed 04/24/01)
QWICASH	1,666,938	12/03/91 (Renewed 02/13/97)
Check Mart	1,409,831	09/16/86 (Renewed 03/18/92)
Cash ‘Til Payday	1,987,764	07/16/96 (Renewed 09/11/01) (Supplemental register)
Cash ‘Til Payday	2,606,704	08/13/02 (Principal register)
AnyKind Check Cashing Centers and design	1,880,058	02/21/95 (Renewed 08/24/00)
Circular ANY KIND design	1,885,277	03/21/95 (Renewed 08/16/00)
Any Kind	1,792,920	09/14/93 (Renewed 03/06/99)
Almost A Banc	1,840,868	06/21/94 (Renewed 12/11/00)
Loan Mart	2,192,247	09/29/98 (Renewed 09/30/03)
Money Mart	2,244,158	05/11/99
Money Mart Express	2,700,559	03/25/03
Money Saver RX Health Card	2,413,903	12/19/00

Schedule 8

Trade Secret Licenses

None

Schedule 9

Jurisdiction of Organization, Locations of Equipment, Inventory, Lockboxes, Places of
Business, Chief Executive Office, Books and Records, and Assigned Agreements

Jurisdiction of Organization

New York

Chief Executive Office

1436 Lancaster Avenue, Suite 210

Berwyn, Pennsylvania 19312

Locations of Book and Records

1436 Lancaster Avenue, Suite 210

Berwyn, Pennsylvania 19312

Places of Business

1436 Lancaster Avenue, Suite 210

Berwyn, Pennsylvania 19312

Locations of Equipment, Inventory, Lockboxes, and Assigned Agreements

1436 Lancaster Avenue, Suite 210

Berwyn, Pennsylvania 19312